UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2012

EPOCRATES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35062	94-3326769
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1100 Park Place, Suite 300 San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 227-1700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer - Andrew Hurd

Effective March 26, 2012 (the “Effective Date”), the Board of Directors (the “Board”) of Epocrates, Inc. appointed Andrew Hurd to serve as the company’s President and Chief Executive Officer.  Effective March 26, 2012, the Board also elected Mr. Hurd to the Board.  Mr. Hurd will serve until the Epocrates, Inc. 2012 Annual Meeting of Stockholders or until his successor is duly elected and qualified or the earlier of his death, resignation or removal.

In connection with Mr. Hurd’s appointment as President and Chief Executive Officer, Mr. Hurd and Epocrates entered into an offer letter providing for the terms of Mr. Hurd’s employment with Epocrates (the “Offer Letter”).  Pursuant to his Offer Letter, Mr. Hurd will be entitled to receive an annualized base salary of $390,000 plus a target bonus of 70% of his base salary under the Epocrates Executive Bonus Plan based on successful completion of the objectives set forth in the plan, as determined by the Board.

Additionally, the Board approved the grant of an option to purchase 800,000 shares of the company’s Common Stock (the “Stock Option”) to Mr. Hurd, pursuant to the company’s 2010 Equity Incentive Plan, the grant to be effective on the first day of Mr. Hurd’s employment with Epocrates (the “Grant Date”).  The Stock Option will have an exercise price equal to the fair market value of a share of Epocrates common stock on the Grant Date, determined in accordance with the 2010 Equity Incentive Plan.  The Stock Option will vest over a five-year period with 20% of the shares vesting on the first anniversary of the Grant Date and the remaining shares vesting monthly thereafter for the following forty-eight (48) months until all of the shares subject to the Stock Option are fully vested, for so long as Mr. Hurd is providing services to Epocrates.

Pursuant to his Offer Letter, if Mr. Hurd’s employment is terminated without cause or if Mr. Hurd resigns for good reason, subject to his general release of all known and unknown claims, Mr. Hurd shall be entitled to receive severance pay equal to twelve (12) months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the company’s standard payroll dates following the termination date, and if he timely elects continued group health insurance coverage through COBRA, Epocrates will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for twelve (12) months after the termination date or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first.  In addition, in connection with the termination of employment, the vesting of Mr. Hurd’s then-unvested shares subject to the Stock Option shall be accelerated by twelve (12) months, and the period in which Mr. Hurd may exercise the Stock Option will be extended to twelve (12) months following the termination date.

Mr. Hurd’s Offer Letter also provides that in the event of a change-of-control of Epocrates, the vesting of 50% of Mr. Hurd’s shares subject to the Stock Option shall be accelerated in full.  Mr. Hurd’s Offer Letter further provides that in the event that, within twelve (12) months after a change-of-control of Epocrates, Mr. Hurd’s employment is terminated without cause or if Mr. Hurd resigns for good reason, subject to his general release of all known and unknown claims, Mr. Hurd shall be entitled to receive severance pay equal to eighteen (18) months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the company’s standard payroll dates following the termination date, and if he timely elects continued group health insurance coverage through COBRA, Epocrates will be obligated to pay his COBRA premiums necessary to continue his group health insurance coverage at the same level as in effect as of the termination date for twelve (12) months after his termination or until he becomes eligible for group health insurance coverage through a new employer, whichever occurs first. In addition, in connection with the termination of employment within twelve (12) months after a change-of-control of Epocrates, the vesting of Mr. Hurd’s then-unvested shares subject to the Stock Option shall accelerate in full, and the period in which Mr. Hurd may exercise the Stock Option will be extended to twelve (12) months following the termination date.

The description of Mr. Hurd’s compensation arrangements set forth herein is qualified in its entirety by reference to the full text of the Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Resignation of Interim Chief Executive Officer - Peter C. Brandt

Effective March 27, 2012, Peter C. Brandt will cease to be the Interim President and Chief Executive Officer of Epocrates, Inc.  Effective March 27, 2012, the Board appointed Mr. Brandt to serve as the Vice-Chairman of the Board.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

10.1	Offer Letter, by and between Epocrates and Andrew Hurd, dated March 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPOCRATES, INC.

Dated: March 26, 2012
	By:	/s/ Matthew Kaminer
Matthew Kaminer
General Counsel and Secretary